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                                                                  EXHIBIT 10.16

May 20, 2002

Adam Meyerowitz
Officer of SynQuest, Inc.

                  Re: Letter Agreement ("Letter Agreement") to Amend Your Employment Agreement ("Employment Agreement") with SynQuest, Inc. (together with any successor in interest "SynQuest")

Dear Adam:

         The Compensation Committee of the Board of Directors recognizes that key employees like you made a decision to work with SynQuest in large part due to your colleagues on the management team. During certain times where the specter of merger, acquisition, or other similar major corporate event looms -- the makeup of the management team going forward may not be clear. SynQuest values your continued service, especially in such times. We understand that you may feel it is in your best interests during such times to look for other employment (and possibly to accept another position) to protect yourself against the risk of possibly having to work with a new management team with which you believe there is not a good fit for you. Accordingly, SynQuest is pleased to offer you additional protection under your Employment Agreement to ease that potential concern to encourage you to remain with SynQuest until the potentially major corporate event consummates or ceases to exist.

         If both a "Major Event" (defined below) and a "Top Management Change" (defined below) occur, you will have the rights described in this Letter Agreement. If a "Major Event" occurs on or before June 30, 2003, you will have a period of thirty (30) days beginning on the later of (a) the "Top Management Change" is announced (or if not announced, the date it occurs), or (b) the date the Major Event occurs, to evaluate the new management team with SynQuest. To the extent you choose to terminate your employment for any reason within that thirty (30) day period, your termination will be considered a "No Cause Termination Event" under your Employment Agreement. Accordingly, you will receive all benefits afforded a No Cause Termination Event - including the payments described in Section 6.6 of your Employment Agreement. Your written notice of your decision to terminate your employment delivered to the Chief Executive Officer or President of SynQuest will satisfy the notice requirement under Article 4 of your Employment Agreement in addition to the means described in your Employment Agreement.

         A "Major Event" means the consummation of any of

         (a) the sale of all or substantially all of the assets of SynQuest, whether in a single transaction or in a series of related transactions occurring within any single 12 month period,


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         (b) the sale by one or more shareholders of SynQuest, in a single transaction or in series of transactions occurring within any single 12 month period, of more than 50% of the issued and outstanding capital stock of SynQuest, or

         (c) a merger, reorganization, exchange of stock or other securities, or other business combination between SynQuest and another corporation, trust or other business entity which results in (either immediately or in connection with a related financing transaction, if any) the shareholders of SynQuest as of the date of this Letter Agreement (in proportion to the percentage of SynQuest capital stock they currently hold) owning less than 51% of the total issued and outstanding capital stock of the surviving entity (calculated by treating the excess acquired in the transactions over the amount needed to otherwise maintain the shareholder's proportionate holdings as being held by a non-shareholder) on the date immediately after all of the related transactions have consummated.

         A "Top Management Change" means any of the titles, roles or responsibilities of either of the current (a) Chairman and Chief Executive Officer or (b) President and Chief Operating Officer changing within the time period beginning on the date that is six months prior to a Major Event and ending on the date that is four months after a Major Event.

         SynQuest represents that the Compensation Committee of the Board of Directors has approved this Letter Agreement and that this Letter Agreement will be binding on SynQuest. SynQuest intends that this Letter Agreement amending your Employment Agreement will provide you with an additional benefit under your Employment Agreement. Accordingly, nothing in this Letter Agreement will be construed to limit or impair any other benefit afforded you in your Employment Agreement. This Letter Agreement will be governed by and enforced under the laws of Georgia.

         We hope that this Letter Agreement helps you to decide to remain with SynQuest.


                                   Sincerely,



                                      /s/ Joe Trino
                                   ------------------------------------
                                      Joe Trino
                                      Chairman of the Board of Directors

I acknowledge and accept the terms of this Letter Agreement and understand that this Letter Agreement constitutes an amendment to my Employment Agreement.


X:       /s/ Adam Meyerowitz
  --------------------------------
         Adam Meyerowitz